Exhibit 4(e)

INVESTMENT MANAGEMENT AGREEMENT

     AGREEMENT made as of          , 2010, between BLACKROCK FUNDSSM, a Massachusetts business trust (the “Trust”), on behalf of BlackRock India Fund, a portfolio of the Trust (the “Fund”), BLACKROCK ADVISORS, LLC, a Delaware limited liability company (the “Adviser”) and BLACKROCK INDIA FUND (MAURITIUS) LIMITED, a subsidiary of the Fund incorporated under the laws of the Republic of Mauritius (the “Mauritius Subsidiary”).

     WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (“1940 Act”);

     WHEREAS, the Board of Trustees of the Trust has established and designated the Fund as a series of the Trust; and the investment objective of the Fund is set forth in the Fund’s currently effective prospectus;

     WHEREAS, the Trust desires to retain Adviser to furnish investment advisory services to the Fund and Adviser is willing to furnish such services;

     WHEREAS, the Mauritius Subsidiary, has been organized as a limited liability company for the purpose of investing in securities and other instruments traded in the country of India, and is registered in Mauritius as a collective investment vehicle; and the Mauritius Subsidiary also desires to retain Adviser to serve as investment manager and to furnish investment management services to the Mauritius Subsidiary; and

     WHEREAS, the Fund intends to invest in the Mauritius Subsidiary.

     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. Appointment.

     a. The Trust hereby appoints Adviser to act as investment manager to the Fund and the Mauritius Subsidiary hereby appoints Adviser to act as its investment manager for the period and on the terms set forth in this Agreement. Adviser accepts such appointments and agrees to furnish the services herein set forth for the compensation herein provided.

     It is understood that for the duration of this Agreement, the Fund’s assets (“Fund Assets”) shall be invested in the country of India. The investments of the Mauritius Subsidiary’s assets (“Subsidiary Assets”) directly in Indian securities and other instruments will be made by the Adviser pursuant to this Agreement in its capacity as investment manager of the Mauritius Subsidiary. All other investments of Fund Assets shall be made by the Adviser in accordance with this Agreement in its capacity as investment manager to the Fund. The Mauritius Subsidiary will obtain funds for its investments from Fund Assets.

     2. Sub-Advisers. Adviser may from time to time, in its sole discretion to the extent permitted by applicable law, appoint one or more sub-advisers, including, without limitation, affiliates of Adviser, to perform investment management services with respect to the

Fund and the Mauritius Subsidiary; provided, however, that the compensation of such person or persons shall be paid by Adviser and that Adviser shall be as fully responsible to the Fund and the Mauritius Subsidiary for the acts and omissions of any sub-adviser as it is for its own acts and omissions. Adviser may terminate any or all sub-advisers in its sole discretion at any time to the extent permitted by applicable law.

     3. Delivery of Documents. The Fund or the Mauritius Subsidiary, as applicable, have furnished Adviser with copies, properly certified or authenticated, of each of the following:

     a. Resolutions of the respective Board of Trustees/Directors authorizing the appointment of Adviser as the investment adviser to the Fund or the Mauritius Subsidiary, as applicable, and approving this Agreement;

     b. The Trust’s Declaration of Trust as filed with the State Secretary of the Commonwealth of Massachusetts and the Boston City Clerk on December 22, 1988, as amended from time to time;

     c. The Trust’s Amended and Restated Code of Regulations;

     d. The Mauritius Subsidiary’s organizational documents as filed with the appropriate authorities in Mauritius

     e. The Mauritius Subsidiary’s By-Laws or similar document;

     f. The Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”) on December 23, 1988;

     g. The Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the 1940 Act, as filed on behalf of the Fund on October 13, 2010, and all amendments thereto (the “Fund Registration Statement”); and

     h. The Trust’s most recent prospectus relating to the Fund (such prospectus together with the related statement of additional information, as currently in effect and all amendments and supplements thereto, are herein called the “Prospectus”).

     The Fund will furnish Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

     4. Services. Subject to the supervision of the Trust’s Board of Trustees, Adviser will (either directly or through the sub-advisers employed by it in accordance with Section 2 hereof) (i) act as investment manager for and supervise and manage the investment and reinvestment of the Fund Assets and Subsidiary Assets (collectively referred to as the “Assets”) and (ii) provide a continuous investment program for the Fund and the Mauritius Subsidiary, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Fund and the Mauritius Subsidiary and may vote, exercise consents and exercise all other rights appertaining to such securities and other assets on behalf of the Fund and the Mauritius Subsidiary. Adviser will (either directly or through the sub-advisers employed by it in accordance with Paragraph 2 hereof) determine from time to time what securities and other investments will be purchased, retained or sold by the Fund and the Mauritius Subsidiary and will place, or arrange for the placement of, the daily orders for the purchase or sale of securities. Adviser will provide the services rendered by it under this Agreement in accordance with the investment objective, policies and restrictions of the Fund and of the Mauritius Subsidiary as stated in the Registration Statement and the resolutions of the Trust’s Board of Trustees and the resolutions of the Board of Directors of the Mauritius Subsidiary. Adviser further agrees that it:

     a. will comply with (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, and all applicable rules and regulations of the SEC, (ii) any other applicable provision of law and (iii) the provisions of this Agreement, the Declaration of Trust and the Amended and Restated Code of Regulations of the Trust as such are amended from time to time;

     b. will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, Adviser will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, Adviser may, subject to the approval of the Trust’s Board of Trustees, select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of Adviser or a sub-adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that Adviser determines in good faith that such commission is reasonable in terms of either the transaction or the overall responsibility of Adviser and sub-advisers to the Fund and the Mauritius Subsidiary and their other clients and that the total commissions paid by the Fund and the Mauritius Subsidiary will be reasonable in relation to the benefits to the Fund and the Mauritius Subsidiary, respectively over the long term. In no instance, however, will the Fund’s securities be purchased from or sold to Adviser, the sub-advisers, the Trust’s distributor or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, Adviser may select brokers and dealers with which it or the Trust is affiliated;

     c. will maintain books and records with respect to the securities transactions of the Fund and the Mauritius Subsidiary and will furnish the Trust’s Board of Trustees or the Board of Directors of the Mauritius Subsidiary such periodic and special reports as the respective Board may request;

     d. will report to the Board of Directors of the Mauritius Subsidiary regarding the investment of Subsidiary Assets and the investment strategy employed by the Adviser, with such frequency as may be required by such Board of Directors, and will respond to telephonic or written inquiries from the Board of Directors of the Mauritius Subsidiary in a timely manner;

     e. will maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When Adviser makes investment recommendations to the Fund or the Mauritius Subsidiary, its investment management personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the account of the Fund or the Mauritius Subsidiary are customers of the commercial departments of its affiliates. In dealing with commercial customers of its affiliates, Adviser and the sub-advisers will not inquire or take into consideration whether securities of those customers are held by the Fund or the Mauritius Subsidiary; and

     f. will treat confidentially and as proprietary information of the Trust or the Mauritius Subsidiary, as applicable, all records and other information relative to the Trust, the Fund or the Mauritius Subsidiary, including information about their prior, current or potential shareholders, and will not use such records, and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust or the Mauritius Subsidiary, as applicable, which approval shall not be unreasonably withheld and may not be withheld where Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

     5. Services Not Exclusive. Adviser’s services hereunder are not deemed to be exclusive, and Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

     6. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Adviser hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

     7. Expenses. During the term of this Agreement, Adviser will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries or trustees fees of any officers or trustees of the Trust who are affiliated persons (as defined in the 1940 Act) of Adviser; provided that the Board of Trustees of the Trust may approve reimbursement to Adviser of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Trust operations (including, without limitation, compliance matters) (other than the provision of investment advice required to be provided hereunder) of all personnel employed by Adviser who devote substantial time to operations of the Trust or the Mauritius Subsidiary or the operations of other investment companies advised by Adviser.

     8. Compensation.

     a. For the services provided and the expenses assumed pursuant to this Agreement, the Trust will pay Adviser and Adviser will accept as full compensation therefor a fee, computed daily and payable monthly, at the annual rate of 1.00% of the Fund’s average daily net assets. Such fee as is attributable to the Fund shall be a separate charge to the Fund and shall be the obligation of the Fund. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

     b. For purposes of the investment management fee payable under this Agreement, the net assets of the Fund shall be calculated pursuant to the procedures adopted by resolutions of the Trust’s Board of Trustees for calculating the value of the Trust’s assets or delegating such calculations to third parties.

     9. Limitation of Liability. Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Mauritius Subsidiary in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

     10. Duration and Termination.

     a. This Agreement will become effective as of the date hereof, provided that this Agreement shall have been approved in accordance with the requirements of the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect with respect to the Fund until ____________. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive annual periods ending on ___________, provided such continuance is specifically approved at least annually (a) by vote of a majority of those members of the Trust’s Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Trust. Notwithstanding the foregoing, this Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by the Trust (by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund), or by the Adviser on sixty days’ written notice. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meanings as such terms in the 1940 Act.)

     b. With respect to the Mauritius Subsidiary, this Agreement shall remain in effect until terminated by (i) the Mauritius Subsidiary by vote of the Board of

Directors of the Mauritius Subsidiary, on not more than sixty (60) days’ written notice to the Adviser or (ii) by the Adviser on sixty (60) days’ written notice to the Mauritius Subsidiary.

     c. The termination of this Agreement with respect to the provision of investment management services to the Mauritius Subsidiary shall not affect the status of this Agreement with respect to the provision of investment management services to the Fund.

     11. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first-class postage prepaid.

     12. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

     14. Use of the Name BlackRock. Adviser has consented to the use by the Trust of the name or identifying word “BlackRock” in the name of the Trust and the Fund and to the use by the Mauritius Subsidiary in the name of the Mauritius Subsidiary. Such consent is conditioned upon the employment of Adviser as the investment manager to the Fund and to the Mauritius Subsidiary. The name or identifying word “BlackRock” may be used from time to time in other connections and for other purposes by Adviser and any of its affiliates. Adviser may require the Trust, the Fund or the Mauritius Subsidiary to cease using “BlackRock” in the name of the Trust, the Fund or the Mauritius Subsidiary if the Trust (or the Fund or the Mauritius Subsidiary) ceases to employ, for any reason, Adviser, any successor thereto or any affiliate thereof as investment manager, as applicable.

     15. Release. “BlackRock Funds” and “Trustees of BlackRock Funds” refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988, as amended, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of “BlackRock Funds” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

     16. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors.

     17. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

BLACKROCK FUNDSSM

By :	____________________________
Name:
Title:

BLACKROCK ADVISORS, LLC

By:	____________________________
Name:
Title:

BLACKROCK INDIA FUND (MAURITIUS) LIMITED

By:	____________________________
Name:
Title: